Exhibit 1.2

[INFORMAL ENGLISH TRANSLATION]

ARTICLES OF ASSOCIATION

OF

Itamar Medical Ltd.

Table of Contents

Definitions	2

Company Name	4

Purposes of the Company	4

Publicly Traded Company	4

Limitation of Liability	4

Equity, Shares, and Rights	4

Share Certificate	5

Registered Shareholder	5

Transfer of Shares	5

Changes in Share Capital	6

Changes to Classes of Rights	7

Authority to Take Loans	7

General Meetings	7

Notice of a General Meeting	8

Deliberations at General Meetings	9

Legal Quorum	9

Chairperson of the General Meeting	9

Shareholder Votes	10

Directors	11

Powers, Number of Directors, Composition, and Election	11

Payment of Wages	12

Chairperson of the Board of Directors	12

The Directors' Activities	12

Legal Quorum	12

Ways to Attend Meetings	13

Substitute Director	13

Committees	14

Approval of Transactions with Related Parties	14

Registration of Resolutions and Their Validity	14

Company CEO	15

Release, Indemnification, and Insurance of Officers	15

Officers' Insurance	15

Indemnification of Officers	15

Indemnification in Advance	16

Retroactive Indemnification	16

Release of Officers	16

Release, Indemnification, and Insurance – General	17

Appointment of an Auditor	17

Signature Rights	17

Distributions	17

Redeemable Securities	18

Donations	18

Notices	18

Definitions

1.	Each of the words specified below shall have, in these Articles of Association, the definition appearing alongside them unless it is inconsistent with the topic or context:

Articles of Association -	The Company’s Articles of Association in its text herein or as shall be modified from time to time.

Auditor -	As defined in the Companies Law.

Board of Directors -	The Company’s Board of Directors.

CEO	The Chief Executive Officer.

Class Meeting -	A meeting of holders of a particular class of stock.

Chairperson -	The Chairperson of the Board of Directors.

The Company -	Itamar Medical Ltd.

The Companies Regulations -	The regulations enacted under the Companies Law.

Allocation -	As defined in the Companies Law.

External Director -	As defined in the Companies Law.

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The Companies Law or the Law	the Companies Law of 1999 and the regulations enacted thereunder.

NIS -	New Israeli Shekels.

The Office -	The registered office of the Company, wherever it may be located from time to time.

Officer -	As defined in the Companies Law.

New Ordinary Shares -	The Company’s new ordinary shares, whose par value is equal to NIS 0.01 each.

Register of Shareholders -	The Register of Shareholders maintained by the Company or that is maintained in the Company’s name.

Shareholder -	As defined in the Companies Law.

Ordinary Majority -	A majority of more than one-half of the votes of those shareholders present and voting, other than abstentions.

The Laws -	The Companies Law, the Companies Ordinance [New Version] of 1983, the Securities Law of 1968 (the "Securities Law"), all of the applicable laws and regulations in the relevant jurisdictions as well as the laws of the stock markets in which the Company's shares are registered for trade as in effect and applicable from time to time.

Special Majority -	A majority of at least seventy-five percent (75%) or more of the votes of those shareholders present and voting, other than abstentions.

Administrative Proceeding -	A proceeding under Chapters H3 (Imposition of Financial Sanctions by a Securities Authority), H4 (Imposition of Administrative Enforcement methods by an Administrative Enforcement Commission), and/or I1 (Conditional Arrangement for Avoidance of Commencement or Suspension of Proceedings) of the Securities Law, as amended from time to time.

Unless otherwise stated above or in other provisions of these Articles of Association, each word and expression in these Articles of Association shall have the definition given them in the Companies Law and, if they have no such definition in the Companies Law, the definition given them in the Companies Regulations and, if they have no such definition, the definition given them in the Securities Law and, if they do not have such definition, the definition given them in the Securities Regulations and, if they have no such definition, the definition given them in any other law, if such definition given them as described above is not contradictory to the context in which such word or expression appears or the purpose of the relevant provision of these Articles of Association.

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2.	Anywhere the singular is used shall refer to the plural as well, and vice versa. Anywhere the masculine is used shall refer to the feminine as well. Anywhere reference is made to a person, it shall also mean an association of persons.

In any event in which any of the provisions of these Articles of Association is in violation of law, said provision shall be void, without detracting from the validity of any part of the other provisions of these Articles of Association.

Company Name

3.	The Company's name is Itamar Medical Ltd.

Purposes of the Company

4.	The purpose of the Company shall be to engage in all lawful business, as determined from time to time by the Board of Directors.

Publicly Traded Company

5.	The Company is a publicly traded company in accordance with the Companies Law.

Limitation of Liability

6.	The shareholders' liability for the Company's debts shall be restricted to payment of the full amount they undertook to pay to the Company with respect to the shares allocated them (par value plus a premium) and which they have not yet paid.

Equity, Shares, and Rights

7.	The Company's registered share capital is NIS 7,500,000 divided into 750 million ordinary new shares of par value NIS 0.01 each, subject to the changes that will apply from time to time by resolution of the general meeting of the Company's shareholders.

The issued and paid up shares of the same class shall grant equal rights as among themselves for all intents and purposes with regard to the rights described above. A Shareholder's liability for the Company's debts is limited to payment of the full original price of the shares allocated to him initially or to his predecessor. After payment by the original Shareholder, the holder of the shares or anyone to whom the shares have been transferred shall not bear liability for the Company's debts.

8.	Each ordinary new share that has been allocated grants its owner the rights listed below:

8.1.	Equal right to participate and vote in ordinary or extraordinary meetings of the shareholders. Each share shall grant its holder who is present at a meeting and participates in a vote, directly or by ballot, one vote.

8.2.	Equal right to participate in any distribution.

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8.3.	Equal right to participate in distribution of the Company's distributable assets in the event of the Company's liquidation.

9.	Where two or more people are registered as jointly holding any share, each of them is entitled to confirm actual acceptance of any dividend whatsoever or other payments in connection with that same share.

10.	In accordance with the Law's requirements, a trustee must report to the Company regarding the fact that he holds the Company's shares in trust on behalf of another person, on the date required by law. The Company shall indicate this fact in the Register of Shareholders in relation to these shares. The trustee will be considered as the sole holder of those same shares. The Company shall not be obligated or required to recognize a beneficial right or a conditional right or a future rate or a partial right to a share or any other right in connection with the share other than the registered owner's absolute right regarding each share.

Share Certificate

11.	The Shareholder registered in the Register of Shareholders is entitled to receive from the Company, upon request and at no charge, within three months following the allocation or registration of the transfer, one certificate regarding all of the shares registered in his name, that shall specify the number of shares held by such Shareholder. In the event of a jointly held share, the Company shall issue one certificate for all of the joint holders of a share, and delivery of such certificate to one of the joint holders shall be considered delivery to all. Each certificate shall bear the Company's seal or a facsimile copy thereof and shall be signed by two of the Company's Officers. A registration company may obtain from the Company, and its request, within three months following the allocation or registration of the transfer, as applicable, one certificate evincing the number of registered shares regarding all of the shares registered in its name in the Register of Shareholders.

12.	A Share Certificate that has been damaged, destroyed, or lost, may be exchanged for a new one based on proof and guarantees, as resolved by the Board of Directors from time to time.

Registered Shareholder

13.	Unless otherwise stated in these Articles of Association, the Company may view a Registered Shareholder as its exclusive holder and, accordingly, shall not be obligated to recognize a claim based on beneficial rights or any other claim that another person has a claim or right regarding a share, unless this is done based on a judicial ruling by a court of competent authority or based on provisions of law.

Transfer of Shares

14.	Subject to the provisions of all laws, and undertaking, or an agreement of a specific holder of shares in the Company, the Company's shares are transferable.

15.	A transfer of shares shall be made in writing or in any other way, in the form determined by the Board of Directors or by the registration company appointed for such purpose by the Company. A share transfer form shall be signed by the transferor and the transferee and shall be sent to the offices of the Company or of the registration company together with the share certificate for the transferred shares, to the extent such share certificate has been issued. The transferee shall be considered the owner of the transferred shares as of the date his name is registered in the Register of Shareholders.

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16.	The Board of Directors may suspend the registration of the transfer of shares for a period of time that it shall determine, provided that the total period of such suspension shall not exceed 30 days per year. The Company shall notify the shareholders of such decision.

17.	In the event of death, entry into bankruptcy proceedings, entering liquidation, insolvency, or similar event by a Shareholder, only the lawful heirs of the Shareholder shall be recognized by the Company as rights owners in the shares, but this shall not exempt the prior Shareholder's estate from liability in relation to such shares.

The lawful heirs shall be entitled to be registered individually as holders of shares or to transfer their rights to another person, according to the provisions of these Articles of Association, after providing evidence of their entitlement in accordance with the Board of Director's demand.

Changes in Share Capital

18.	(A) Subject to the provisions of all laws, a general meeting of the shareholders may pass resolutions from time to time on the following matters:

18.1.	Modification or addition of additional classes of shares that shall constitute the Company's registered capital, including shares with preferential rights, deferred rights, conversion rights, or other special rights or other restrictions.

18.2.	Increasing the Company's registered share capital by creating new shares of an existing class or a new class.

18.3.	Consolidation and/or splitting the Company's share capital, in whole or in part, into shares of a lower or higher par value than that of existing shares.

18.4.	Voiding any registered share capital that has not yet been allocated, provided that there is no undertaking by the Company to allocate said shares.

18.5.	Reducing the Company's share capital and any principal reserved to redeem its equity.

(B) If any of the resolutions listed in Section 18(A) above, is adopted, the Board of Directors may, at its discretion, adopt resolutions on related matters.

(C) In the event that as a result of the consolidation or splitting of shares permitted under these Articles of Association, fractional shares are retained by any of the shareholders, the Board of Directors may, at its discretion, act as follows:

1.	To decide that share fractions which do not entitle their owners to a full share will be sold to the Company and that the payment for such sale will be paid to those eligible, upon the terms that the Board of Directors shall be entitled to determine.

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2.	To allocate to any Shareholder in possession of a fractional share as a result of the consolidation and/or redistribution, shares of a class of share existing prior to the consolidation and/or distribution in a quantity that, when joined with the fractional share, will be sufficient for one complete consolidated share and such allocation shall be considered valid immediately prior to the consolidation or split;

3.	To determine method of payment for amounts that are supposed to be paid for shares allocated in connection with Section 18(C)(2), above, including on account of owner shares; and/or

4.	To determine that owners of fractional shares shall not be entitled to receive a full share with respect to a fraction of a share or that they are entitled to receive a full share at a par value that differs from that of the fractional share.

19.	Unless stated otherwise in these Articles of Association or the share distribution terms, any new share capital shall be considered part of the original share capital and shall be subject to the provisions of these Articles of Association relating to demands for payment, pledging, transfer, forfeiture, and so forth, that were applied to the original share capital.

Changes to Classes of Rights

20.	If on a particular date, the share capital is divided into different classes of shares, any change to the rights of the holders of any class of shares shall be subject to obtaining the consent of a Class Meeting of that same class of shares by ordinary majority (unless otherwise stipulated by provision of law or the terms of allocation of the shares of that same class).

21.	The rights granted to holders of shares of any kind shall not be considered as having been changed by the creation or allocation of new shares of any class, including a new class (unless otherwise stipulated in the terms of the allocation of that same class of shares).

Authority to Take Loans

22.	The Company is entitled, from time to time, upon resolution of the Board of Directors, to raise, borrow, or guarantee the payment of any amount or amounts of money for the Company's needs. The Company, upon resolution of the Board of Directors, shall be entitled to obtain or guarantee payment or repayment of such amount or amounts in the manner and upon the terms it sees fit and in particular by issuing bonds or stock bonds guaranteed by all or part of the Company's property (current or future), including the Company's unissued or paid up equity at such time. Issuance of a series of bonds will require approval by the Board of Directors.

General Meetings

23.	The general meeting is entitled to exercise powers given to a different organ as well as to transfer powers given to the Chief Executive Officer to the Board of Directors, for a particular matter or a particular period of time that shall not exceed the period of time required under the circumstances.

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24.	Annual general meetings will take place at least once every calendar year in the place and on the date determined by the Board of Directors, but no later than fifteen (15) months following the previous general meeting. The general meetings will be called the "annual meetings" and all other general meetings of the Company shall be called "extraordinary meetings." At the annual meeting, directors and in order shall be appointed, matters will be addressed which are required by the Articles of Association or the Law, as shall any other matter as determined by the Board of Directors.

25.	The Board of Directors may convene an extraordinary meeting upon its resolution and will be required to do so to the extent that it is presented with a written request to convene an extraordinary meeting by a person entitled to do so by the Law.

Any request to convene a general meeting shall specify the purposes of the meeting, shall be signed by the requesters of the meeting, and shall be sent to the Company's registered offices.

26.	Additionally, subject to the Law, the Board of Directors is entitled to grant a request by a Shareholder holding at least one percent (1%) of the Company's issued and paid up equity to place a particular topic on the agenda for the general meeting, only if the request also specifies (A) the name and address of the requesting Shareholder; (B) a representation that the Shareholder holds shares granting him the right to vote at the general meeting and that he intends to participate in the meeting, personally or by means of a ballot; (C) a description of all of the arrangements or understandings between the Shareholder and another person or persons (indicating the other person's name) in connection with the topic he requested be placed on the agenda; and (D) a declaration that all of the information that must be provided to the Company under the Law or any other law in connection with such matter, if any, has been provided to the Company. Additionally, to the extent that such topic addresses an appointment to the Board of Directors in accordance with the Articles of Association, the request shall also specify each candidate's consent to serve as a director in the Company if elected as well as a declaration signed by each candidate that there is no obstacle to his appointment as a director under the Law. Additionally, the Board of Directors shall be entitled, at its discretion, if it believes it necessary, to require the Shareholder who submitted the request to provide additional information required in order to include the matter on the agenda for the general meeting, as the Board of Directors sees fit.

The Board of Directors will determine the agenda for the general meeting, subject to all law.

Notice of a General Meeting

27.	Notice of the convening of a general meeting shall be delivered in the manner stipulated by law.

The Company is not obligated to provide notice of the general meeting to shareholders beyond what is required by law.

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28.	Incidental non-provision of notice of the convening of the general meeting or nonreceipt of such notice by any of the shareholders shall not disqualify any resolution adopted at that same meeting.

Deliberations at General Meetings

Legal Quorum

29.	No resolution shall be adopted by the general meeting unless a legal quorum of the shareholders is present at the opening of such meeting.

Other than as stated below regarding a postponed meeting, at least two shareholders who are present, either personally or by means of an agent, and who hold or represent, personally or by means of a ballot, at least 33 1/3% or more of the voting rights in the Company, shall constitute a legal quorum by which to hold a general meeting.

30.	If one-half hour has passed from the date and time set for the meeting and a legal quorum is not present, the meeting shall be postponed by one week thereafter, to the same time and place or to another date, time, and place as shall be determined by the Board of Directors with notice to the shareholders. A legal quorum at a postponed meeting that is required for the matters for which the meeting that was postponed was convened, shall be two shareholders holding and representing at least 10% of the Company's issued and paid up equity.

Chairperson of the General Meeting

31.	The Chairperson of the Board of Directors shall chair each general meeting. Absent the Chairperson of the Board of Directors at a general meeting, or if he is not arrived at the meeting after the passing of fifteen (15) minutes from the date and time stipulated for the meeting, or he does not wish to serve as the chairperson, those directors present at the meeting shall elect, by an ordinary majority, one of the members of the Board of Directors to chair the meeting. If the Board of Directors did not appoint a chairperson to the general meeting, the shareholders present at the meeting shall elect one of the members of the Board of Directors or, if no member of the Board of Directors is present or if all of the members of the Board of Directors who are present refuse to fulfill their role, they shall elect one of those present to chair the meeting.

32.	The chairperson of the general meeting is entitled, with the consent of the general meeting where a legal quorum is present, and shall do so at the instruction of the general meeting, to postpone any meeting, deliberation, or resolution on a matter that is on the agenda to a place and time as resolved by the meeting. Should a general meeting be postponed by less than twenty-one (21) days and its agenda not changed, notice of the date of the new meeting shall be provided as soon as possible but not less than 72 hours prior to the postponed meeting. In the event a general meeting has been postponed by more than twenty-one (21) days, notice of the date and time of the postponed meeting shall be provided in the manner by which notice of the original meeting was provided. Other than the above, no Shareholder shall be entitled to notice of the postponement or to the agenda of the postponed meeting. At the postponed meeting, no matter shall be discussed other than those matters that could have been discussed at the meeting that was postponed.

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33.	A vote regarding election of a chairperson for the general meeting or a resolution to postpone the meeting shall be done immediately. Votes on all of the other matters shall be done during the course of the meeting, at the time and in the order decided by the chairperson.

Shareholder Votes

34.	All resolutions by the general meeting shall require an ordinary majority unless otherwise stipulated by these Articles of Association or the Laws. Unless otherwise indicated in the Articles of Association, replacement of the Articles of Association or their amendment requires a special majority.

35.	The declaration by the chairperson of a general meeting of the adoption of a resolution, adoption of a resolution unanimously or by a specific majority or its rejection, or of its non-adoption by a specific majority, shall be final, and its inclusion in the minutes of the meeting shall constitute conclusive evidence thereof (without requiring proof of the number or ratio of the vote for or against such resolution).

36.	The Chairperson of the Board of Directors shall not have an additional and/or deciding vote. Should the votes be equal in relation to a proposed resolution, the proposal shall be considered as having been rejected.

37.	Where two or more persons jointly hold a share, the vote of the first of them, whether personally or by means of a ballot, shall be accepted without the vote of the other joint Shareholder and, for such purpose, the first of the partners shall be determined by the order in which their names appear in the Register of Shareholders.

38.	A proxy need not be a Shareholder in the Company.

39.	The means of appointment of a proxy shall be written and executed by the appointer or by his actual attorney who is authorized to do so in writing. A corporation shall vote by means of a representative duly appointed in writing by the corporation.

A letter of authorization for the appointment for the appointment of a proxy or the representative of a corporation (whether to a particular general meeting or not) shall be in the wording which shall be approved by the Board of Directors from time to time.

40.	The letter of authorization shall be delivered to the Company's offices or to another location as decided by the Board of Directors, no less than forty-eight (48) hours prior to the date and time of the general meeting in which the proxy or representative shall be present. The letter of authorization shall expire automatically and shall not be valid after 12 months from the date of appointment unless a different date of expiration has been stipulated.

41.	A proxy may also be appointed in relation to a portion of the shares held by a Shareholder, and a Shareholder may also appoint more than one proxy, where each of the proxies will vote in relation to a portion of the Shareholder's shares.

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42.	A Shareholder who is not of clear mind or who has been declared as incompetent to vote by a court of competent jurisdiction is entitled to vote by means of a legal guardian or other representative appointed by the court to vote in such Shareholder's name.

43.	A Shareholder who is entitled to vote is entitled to provide in writing his consent to, refusal of, or abstention from, any resolution included in the ballot provided by the Company. The ballot will permit voting on every topic which the Companies Regulations require be included in the ballot as well as any other matter that the Board of Directors, in that same case or in general, decides may be included in that same ballot. A Shareholder who votes by means of a ballot will be counted when establishing the presence of a legal quorum at a meeting.

44.	The chairperson of the general meeting shall be responsible for preparing minutes of the general meeting and all of the resolutions adopted.

45.	The provisions of these Articles of Association regarding general meeting shall apply, mutatis mutandis, to class meetings as well.

Directors

Powers, Number of Directors, Composition, and Election

46.	The Board of Directors shall possess rights and shall exercise rights and powers and/or responsibilities as granted to the Board of Directors in these Articles of Associations and the provisions of the Laws, including setting the Company's policies and oversight of the Chief Executive Officer's powers and responsibilities. The Board of Directors is entitled to exercise any power of the Company that has not specifically been granted by these Articles of Association or the Laws to another organ of the Company.

47.	The number of directors in the Company shall be not less than five (5) and not more than nine (9), and shall include external directors as required by the Companies Law.

48.	The directors in the Company (who are not external and/or independent directors) shall be appointed solely by the annual meeting by an ordinary majority, and shall not be elected at an extraordinary meeting unless otherwise stipulated in these Articles of Association or the Laws.

A general meeting shall be entitled to terminate the service of a director (who is not an external and/or independent director) early, solely by means of a resolution adopted by a special majority.

49.	Void.

50.	Void.

51.	If a director shall end his tenure (the "Departing Director"), the remaining directors shall be entitled to continue to act as long as the number of remaining directors has not dropped below the minimum number of directors stipulated in Section 47, above. The Board of Directors has the right to appoint additional directors to the Company, whether in order to fill a position that has been vacated for any reason whatsoever and whether as an additional director or directors provided that the number of directors not exceed the maximum number of members of the Board of Directors. Appointment of a director by the Board of Directors shall be valid until the following annual meeting or until termination of his position in accordance with the provisions of these Articles of Association.

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52.	A director's tenure shall commence on the date of his appointment by the general meeting or the Board of Directors, or on a later date if such date is stipulated in the appointment resolution adopted by the general meeting or the Board of Directors.

53.	Any modification of sections 46 through 48 and 51 through 53, above, shall require a vote by a special majority.

Payment of Wages

54.	Void.

55.	The Company shall establish provisions regarding payment of wages to directors in accordance with the Law.

Chairperson of the Board of Directors

56.	The Board of Directors shall elect one of its members to serve as Chairperson of the Board of Directors. Board of Directors is entitled to replace the Chairperson of the Board of Directors from time to time. The Chairperson of the Board of Directors shall be present at meetings of the Board of Directors and, to the extent that he is not present at a meeting within fifteen (15) minutes from the date and time stipulated for its convening, the directors shall elect one of the directors present at the meeting to chair such meeting.

The Directors' Activities

57.	The Board of Directors shall convene in order to conduct the corporation's business, hold meetings and postpone them as it sees fit, subject to these Articles of Association.

Notice of a meeting of the Board of Directors shall be given a reasonable time prior to the date and time set for the meeting. Notwithstanding the above, the Board of Directors may convene a meeting without notice in urgent cases only upon the consent of a majority of the directors.

Such notice shall be delivered in writing to each director's registered address or by facsimile or by electronic mail, according to the communication details provided in advance by the director, specifying the date and time of the meeting, the location where it will be convened, and its agenda.

Legal Quorum

58.	A resolution shall not be adopted by meeting of the Board of Directors unless a legal quorum of directors is present at the meeting upon its commencement. The legal quorum for meetings will be met when there are present, personally or by means of their substitutes, at least half of the directors serving at such time, personally or by means of a Substitute Director.

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If half an hour has passed from the date and time set for the meeting and a legal quorum is not present, the meeting may be postponed to a different date and time that shall be determined by the Chairperson of the Board of Directors and, in his absence, by those directors present at the meeting, provided that all of the directors are given notice of the new date and time at least twenty-four (24) hours prior to the date and time of the postponed meeting. The legal quorum for commencing a postponed meeting of the Board of Directors shall be three members of the Board of Directors.

Ways to Attend Meetings

59.	Part or all of the directors may hold meetings of the Board of Directors using computerized means of communication, telephone communication, or other means of communication that permits the directors to communicate with one another in the presence of all, provided that all of the directors have been given prior notice specifying the time and method by which the meeting shall be convened. Any resolution adopted by the Board of Directors at such meeting, subject to the provisions of the Articles of Association, shall be recorded and signed by the Chairperson (and in his absence, by the meeting chair) and shall be valid as if adopted at a meeting of the Board of Directors that was properly convened and conducted.

60.	The written resolution signed by all of the directors, or a resolution in which all of the directors agreed (in writing by post or by electronic mail) not to convene, is for all purposes equivalent to a resolution duly adopted at a meeting of the Board of Directors that was properly convened and conducted.

Such a resolution may be signed using a number of separate copies, each signed by one or more directors. Such a resolution in writing (including facsimile) shall be valid as of the latest date appearing on the resolution or, if signed on two or more copies, as of the latest date appearing on the copies.

61.	When exercising voting rights, each director shall have one vote. All resolutions by the Board of Directors shall be adopted by an ordinary majority unless otherwise stipulated by these Articles of Association or the Laws. In the event of a tie vote, the Chairperson of the Board of Directors shall not have the deciding vote, and the proposal shall be deemed rejected.

Substitute Director

62.	Subject to the Law, a director may, from time to time, appoint in writing any person who is qualified to serve as a director to serve as his/her Substitute Director (hereinafter: "Substitute Director") as well as to terminate the service of such person. Appointment of a Substitute Director does not absolve the appointing director of his liability, and such liability shall continue to apply to the appointing director, taking into account the circumstances of the appointment.

Substitute Directors shall be entitled, during their service, to receive notice of the convening of meetings of the Board of Directors and to participate and vote in meetings in which the director who appointed them is not present and to exercise the powers, rights, and obligations of the appointing director.

The letter of appointment of a Substitute Director must be provided to the Chairperson of the Board of Directors no later than at the opening of the first meeting of the Board of Directors in which the Substitute Director is in attendance.

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Committees

63.	The Board of Directors may designate Board of Directors' committees and appoint members to such committees, subject to the Laws. A resolution adopted or an action taken by such committee shall be considered a resolution adopted or an action taken by the Board of Directors unless expressly stipulated otherwise by the Board of Directors or the Laws in relation to a particular matter or a particular committee.

Resolutions or recommendations by Board of Directors' committees requiring approval by the Board of Directors will be brought to the Board of Directors' knowledge a reasonable amount of time prior to the Board of Directors' deliberations.

64.	Committee meetings shall be conducted (including meeting summonses, choice of chairperson, and votes) in accordance with the provisions of the Articles of Association relating to the conducting of Board of Directors' meetings, to the extent applicable.

Approval of Transactions with Related Parties

65.	Subject to the provisions of the Companies Law, a transaction by the Company with an Officer therein or a transaction by the Company with another person in whom an Officer in the Company has a personal interest, and which are not exceptional transactions, shall be approved by the Board of Directors or by the Audit Committee or by whomever the Board of Directors shall empower for such purpose. Such approval may be either one-time for a particular transaction or general for a particular type of transactions. Such authorization may be a one-time authorization in order to approve a particular transaction or general authorization for the purpose of approving all types or a particular type of transactions.

Subject to the provisions of the Companies Law, a general notice given to the Board of Directors by an Officer or controlling Shareholder in the Company regarding his personal interest in a particular entity, specifying his personal interest, shall constitute a disclosure by the Officer or controlling Shareholder to the Company regarding such personal interest for the purpose of any engagement with an entity as described above in a transaction that is not exceptional.

Registration of Resolutions and Their Validity

66.	Board of Directors' resolutions shall be recorded in the Company's book of minutes as required by the Laws and shall be signed by the Chairperson or the chairperson of that same meeting. Signed minutes shall be considered an exact description of the meeting and the resolutions adopted therein.

67.	All of the actions taken in good faith by a meeting of the Board of Directors or by a Board of Directors' committee or by any person acting as a director shall be valid even if it is later discovered that there was a defect in the appointment of such director or person acting as described above or that they or one of them was not qualified, as if each such person was duly appointed and qualified to be a director.

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Company CEO

68.	The Board of Directors will point at least one Chief Executive Officer for a period of time and upon the terms that the Board of Directors shall see fit.

69.	The Chief Executive Officer will be responsible for the management and exercise of powers in the framework of the policies determined by the Board of Directors, and shall be subject to the Board of Directors' supervision. The Chief Executive Officer may, subject to the Board of Directors' approval, delegate some of his powers to another who is subordinate to him.

Release, Indemnification, and Insurance of Officers

Officers' Insurance

70.	The Company may insure its Officers to the maximum level permitted under the Laws.

71.	Without derogating from the above, the Company may engage in a contract to insure for liability of an Officer in the Company due to liability imposed on him in consequence of an act taken as an Officer thereof, for each of the following:

71.1.	A breach of a duty of care to the Company or to another person;

71.2.	A breach of a fiduciary duty to the Company, provided that the Officer acted in good faith and had a reasonable basis to believe that the action would not harm the interests of the Company;

71.3.	Financial liability imposed on him in favor of another person;

71.4.	Financial liability imposed on the Officer because of payment to all of the victims of the breach, in an administrative proceeding as stated in Section 52 XLIV (A)(1)(a) of the Securities Law.

71.5.	Expenses paid by the Officer in connection with an administrative proceeding conducted with regard to him, including reasonable litigation expenses, including attorney fees.

71.6.	Any other event for which it is permitted or shall be permitted by law to insure against the liability of an Officer in the Company.

Indemnification of Officers

72.	The Company may indemnify its Officers to the maximum level permitted under the Laws. Without derogating from the above, the Company may indemnify an Officer thereof against liability or an expense imposed on him or that he paid as a result of an action taken as an Officer thereof, as specified below:

72.1.	Financial liability imposed on him in favor of another person by a judgment, including a judgment rendered in a settlement or an arbitration decision that is approved by a court.

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72.2.	Reasonable litigation expenses, including attorney’s fees, incurred by an Officer as a result of an investigation or proceeding conducted against him by an authority competent to conduct an investigation or proceeding, to the extent that the investigation or proceeding (1) concluded without an indictment being filed against the Officer, or (2) concluded with the imposition of financial liability in lieu of a criminal proceeding for an offense that does not require proof of criminal intent, all in accordance with the Law, or in connection with a financial sanction.

72.3.	Reasonable litigation expenses, including attorney’s fees, that were paid by the Officer or that he was obligated to pay by a court in a proceeding filed against him by the Company or in its name or by another person, or a criminal charge of which he was acquitted, or a criminal charge for which he was convicted of an offense that does not require proof of criminal intent.

72.4.	Financial liability imposed on the Officer because of payment to all of the victims of the breach, in an administrative proceeding as stated in Section 52 XLIV (A)(1)(a) of the Securities Law.

72.5.	Expenses paid by the Officer in connection with the administrative proceeding that was conducted with regard to him, including reasonable litigation expenses, including attorney fees.

72.6.	Any other liability or expense for which it is permitted or shall be permitted, under the Laws, to indemnify an Officer.

Indemnification in Advance

73.	The Company is entitled to give an undertaking in advance to indemnify an Officer thereof in the following cases:

73.1.	For a liability or expense as specified in Section 72.1, above, provided that an undertaking for indemnification shall be limited to events which in the Board of Directors' opinion are expected in light of the Company's actual activities at the time the undertaking of indemnification is given as well as for an amount or criterion which the Board of Directors determines to be reasonable under the particular circumstances. The undertaking of indemnification will indicate said events as well as the amount or criterion.

73.2.	The matters specified in Section 72.2, 72.3, 72.4, 72.5, and 72.6.

Retroactive Indemnification

74.	The Company may indemnify an Officer thereof retroactively in the events specified in Section 72, subject to the provisions of all laws.

Release of Officers

75.	The Company has the right to release, in advance and retroactively, an Officer from his responsibility, in whole or in part, for harm resulting from a breach of the duty of care to the Company, to the maximum extent permitted under the Laws.

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Release, Indemnification, and Insurance – General

76.	The above provisions regarding release, indemnification and insurance do not in any way whatsoever restrict the Company from engaging in a contract of insurance and/or granting indemnification and/or release of anyone not an Officer in the Company, including employees, contractors, or consultants of the Company, all subject to all law;

77.	The provisions of Sections 70 through 78 of the Articles of Association shall also apply, mutatis mutandis, in relation to granting a release and insurance and/or indemnification to persons serving on the Company's behalf as officers in companies controlled by the Company or in which the Company has an interest.

78.	It should be clarified that in this chapter, an undertaking in relation to such release, indemnification and insurance for Officers in the Company shall be valid even after the Officer ends his service in the Company.

Appointment of an Auditor

79.	Subject to the requirements of law, the annual meeting shall appoint an auditor for a period ending at the following annual meeting or for a longer period, but not for a period ending later than the third annual meeting following the one in which the auditor was appointed. The auditor may be reappointed.

Subject to the Laws, the terms of the Company's auditor's service including undertakings and payments to the auditor shall be determined by the Board of Directors, at its discretion, after receiving the Audit Committee's recommendations (which shall be provided to the Board of Directors of the Company a reasonable time in advance). The Board of Directors shall report the auditor's wages to the annual meeting.

Signature Rights

80.	Signature rights in the Company shall be determined from time to time by the Board of Directors.

Distributions

81.	The Board of Directors may decide on distributions, subject to the provisions of the Law and the Articles of Association.

82.	When the Board of Directors resolves to distribute dividends (in shares, cash, or dividend in kind), the dividends will be paid in the same manner with respect to all of the shares granting a right to receive dividends on the date that resolution is adopted (or on later date, as determined by the Board of Directors), subject to preferential rights (to the extent there are any) of different classes of shares in relation to the distribution.

83.	Notice of the distribution shall be given to all of the registered shareholders whose shares grant them rights to participate in the distribution, as determined by the Board of Directors.

84.	The Board of Directors shall decide the manner in which payment of the distribution shall be made. Receipt of a person whose name is listed in the Register of Shareholders on the effective date as the owner of any share, or in the event of joint owners – one of the joint owners, will constitute confirmation relating all of the payments made in connection with that same share and with regard to which a receipt is given.

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Any dividend amount that is not claimed after it has been declared may be invested or utilized in another manner by the Board of Directors for the Company's benefit until claimed. A dividend which is not claimed will not accrue interest or linkage differentials.

85.	Should a distribution require presentation of an agreement between the Company and the shareholders in accordance with the Law, the Board of Directors will be entitled to appoint a representative who will represent all of the shareholders entitled to the distribution, and such appointment is the same as an appointment made by the participating shareholders.

86.	In order to implement the resolution relating to the distribution, the Board of Directors shall settle, as it sees fit, any difficulty likely to arise as a result of the distribution, including determining the value of the assets included for purpose of the distribution, and to determine that cash payments will be made to the shareholders based on the value determined, as well as to establish conditions regarding fractional shares and regarding nonpayment of small amounts.

Redeemable Securities

87.	The Company is entitled to issue redeemable securities that are, or can be, to the extent the Company so desires, redeemable under the terms and in the manner determined by the Board of Directors. Redeemable securities will not be considered part of the Company's equity unless otherwise stipulated by the Law.

Donations

88.	The Company is entitled to make donations in reasonable amounts for purposes which the Board of Directors determines to be appropriate, even if a donation does not fall within the framework of business considerations if maximization of the Company's profits.

Notices

89.	Subject to the Laws, notice or any other document that the Company sends, that it is entitled or required to provide in accordance with the provisions of the Articles of Association or the Laws, will be sent by it to any person by one of the following methods, at the Company's election: Personally, by post, by facsimile, or by means of an electronic form.

Any other notice or document that is sent shall be considered to have been delivered on the third day following having been sent by registered post or ordinary post or on the day following having been sent if provided personally, by fax, or by electronic form.

If proof of delivery is required, it shall be sufficient to prove that the letter or document that was sent bears the correct mailing address, email address, or fax number that are listed in the Register of Shareholders or any other address, fax, or electronic mail which the Shareholder provided to the Company in writing as the address for delivery of notices or other documents.

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Without derogating from the above, subject to the provisions of the Laws, notice to a Shareholder may be provided as a general notice to all shareholders, subject to the relevant laws and regulations of any exchange in which the Company's shares are registered for trade.

In cases in which it is required to provide notice of a fixed number of days in advance or notice that shall remain in effect over a fixed period, the day on which the notice is sent will not be counted whereas the date of the meeting or the last day of such fixed period will be included.

Subject to the provisions of the Laws, the Company is not obligated to send notices to a Shareholder who is not registered in the Register of Shareholders or who did not provide the Company with an exact and sufficient address for delivery of notices.

90.	All notices that must be given to the shareholders shall be given in relation to shares that are jointly held to that same person whose name is first indicated in the Register of Shareholders as the holder, and any notice thus provided shall be sufficient notice to all of the shareholders in possession of said share.

91.

Any notice or other document that was delivered or sent to a Shareholder in accordance with these Articles of Association shall be considered as having been duly delivered and sent with regard to the shares held by him (whether with regard to the shares held by him alone or jointly with others), even if that same Shareholder was deceased at such time or was bankrupt (whether the Company knew of his passing or bankruptcy or not), until another person is registered in the Register of Shareholders in his place as their holder or joint holder, and delivery or mailing as aforesaid shall be considered sufficient delivery or sending to any heir, guardian, responsible party, appointee, or any other person (if at all) who has an interest in the shares.

92.	Incidental omission in providing notice to any Shareholder or nonreceipt of notice shall not result in the voiding of proceedings based on that notice.

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November 5, 2015

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